EXHIBIT 16.2







July 13, 2004



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

     We have read Item 4 of Form 8-K/A Amendment No. 1 dated July 13, 2004 of Park Electrochemical Corp. and are in agreement with the statements contained in the first and second sentences of the first paragraph, the second paragraph, the fourth paragraph, the fifth paragraph and the sixth paragraph on page two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.




                              /s/Ernst & Young LLP








[exhibit16-2]ll